Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Trigger Yield Optimization Notes linked to the shares of Market Vectors® Junior Gold Miners ETF due June 24, 2015	$ 124,946.07	$ 17.04

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

FINAL TERMS SUPPLEMENT (To Prospectus dated January 11, 2012, Product Supplement dated February 21, 2014 and Prospectus Supplement dated February 21, 2014)

Final Terms Supplement

UBS AG Trigger Yield Optimization Notes

UBS AG $124,946.07 Notes Linked to the shares of Market Vectors® Junior Gold Miners ETF due June 24, 2015

Final Terms
Issuer	UBS AG, London Branch
Issue Price per Note	Equal to the initial price of the underlying equity.
Principal Amount per Note	Equal to the initial price of the underlying equity.
Term	Approximately 12 months.
Underlying Equity	The shares of Market Vectors® Junior Gold Miners ETF
Coupon Payments

UBS AG will pay interest on the principal amount of the Notes on the coupon payment dates; provided that, if any coupon payment date would otherwise fall on a date which is not a business day, the relevant coupon payment date will be the first following day which is a business day unless that day falls in the next calendar month, in which case the relevant coupon payment date will be the first preceding day which is a business day. Each payment of interest due on a coupon payment date or on the maturity date, as the case may be, will include interest accrued from the last unadjusted coupon payment date to which interest has been paid or made available for payment (or the issue date in the case of the first coupon payment date) to the relevant unadjusted coupon payment date.

UBS will compute interest on the Notes on the basis of a 360-day year of twelve 30-day months. If the maturity date is postponed beyond the originally scheduled maturity date due to the occurrence of a market disruption event on the final valuation date, interest will cease to accrue on the originally scheduled maturity date. The table below sets forth each coupon payment date and reflects the coupon rate of 10.18% per annum. Amounts in the table below may have been rounded for ease of analysis.

Coupon Payment Date*	Coupon Payment (per Note)
July 24, 2014	$0.3654
August 25, 2014	$0.3654
September 24, 2014	$0.3654
October 24, 2014	$0.3654
November 24, 2014	$0.3654
December 24, 2014	$0.3654
January 26, 2015	$0.3654
February 24, 2015	$0.3654
March 24, 2015	$0.3654
April 24, 2015	$0.3654
May 26, 2015	$0.3654
June 24, 2015	$0.3654

*The record date for coupon payment will be one business day preceding the coupon payment date.

Coupon Rate	The Notes will bear interest at a rate of 10.18% per annum.
Total Coupon Payable	10.18%
Payment at Maturity (per Note)

If the final price of the underlying equity is equal to or greater than the trigger price, we will pay you an amount in cash at maturity equal to your principal amount.

If the final price of the underlying equity is below the trigger price, we will deliver to you one share of the underlying equity for each Note you own, subject to adjustments in the case of certain corporate events, as described in the Trigger Yield Optimization Notes product supplement. In this scenario, the share of the underlying equity that will be delivered to you is expected to be worth significantly less than the principal amount of your Note and may have no value at all. We will pay cash in lieu of delivering any fractional shares.

Closing Price

On any trading day, the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying equity during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Initial Price	$43.07, which is the closing price of the underlying equity on the trade date.
Trigger Price

$30.15, which is 70.00% of the initial price of the underlying equity. The trigger price is subject to adjustments in the case of certain corporate events, as described in the Trigger Yield Optimization Notes product supplement.

Final Price	The closing price of the underlying equity on the final valuation date.
Trade Date	June 19, 2014
Settlement Date	June 24, 2014
Final Valuation Date	June 19, 2015. The final valuation date may be subject to postponement in the event of a market disruption event, as described in the Trigger Yield Optimization Notes product supplement.
Maturity Date	June 24, 2015. The maturity date may be subject to postponement in the event of a market disruption event, as described in the Trigger Yield Optimization Notes product supplement.
CUSIP	90272M327
ISIN	US90272M3271
Valoren	24375034
Tax Treatment

There is no tax authority that specifically characterizes the Notes. UBS and you agree, in the absence of an administrative determination or judicial ruling to the contrary, to characterize the Notes for tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying equity. With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Coupon Rate	Interest on Debt Component	Put Option Component
10.18% per annum	0.37% per annum	9.81% per annum
For further details and possible alternative tax treatments, please refer to the section entitled "What are the Tax Consequences of the Notes" in the prospectus supplement for more information.

The estimated initial value of the Notes as of the trade date is $42.15 for Notes linked to the underlying equity. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date of this final terms supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks - Fair value considerations” and “Key Risks - Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this final terms supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 3, UNDER "KEY RISKS" BEGINNING ON PAGE 6 OF THE PROSPECTUS SUPPLEMENT AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-13 OF THE TRIGGER YIELD OPTIMIZATION NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this final terms supplement, or the previously delivered prospectus supplement, Trigger Yield Optimization Notes product supplement and prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

See "Additional Information about UBS and the Notes" on page 3. The Notes we are offering will have the terms set forth in the Prospectus Supplement dated February 21, 2014 relating to the Notes, the Trigger Yield Optimization Notes product supplement, the accompanying prospectus and this final terms supplement.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note

Market Vectors® Junior Gold Miners ETF	$124,946.07	$43.0700	$1,249.4607	$0.4307	$123,696.6093	$42.6393

UBS Financial Services Inc.

UBS Investment Bank

Final Terms Supplement dated June 19, 2014

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and a prospectus supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offering for which this final terms supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC web site at www.sec.gov as follows:

•	Prospectus Supplement dated February 21, 2014
http://www.sec.gov/Archives/edgar/data/1114446/000119312514063035/d677893d424b2.htm
•	Trigger Yield Optimization Notes product supplement dated February 21, 2014
http://www.sec.gov/Archives/edgar/data/1114446/000119312514062693/d677827d424b2.htm
•	Prospectus dated January 11, 2012
http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries. In this document, "Trigger Yield Optimization Notes" or the "Notes" refer to the Notes that are offered hereby. Also, references to "prospectus supplement" mean the UBS prospectus supplement dated February 21, 2014, references to "Trigger Yield Optimization Notes product supplement" mean the UBS product supplement, dated February 21, 2014, relating to the Notes generally and references to the "accompanying prospectus" mean the UBS prospectus titled, "Debt Securities and Warrants", dated January 11, 2012.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here and are comparable to the corresponding risks discussed in the "Key Risks" section of the prospectus supplement, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the "Risk Factors" section of the Trigger Yield Optimization Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

•

Risk of loss at maturity - The Notes differ from ordinary debt securities in that UBS will not necessarily pay the full principal amount of the Notes at maturity. UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying equity is greater than or equal to the trigger price and only at maturity. If the final price of the underlying equity is below the trigger price, UBS will deliver to you one share of the underlying equity at maturity for each Note that you own instead of the principal amount in cash. If you receive shares of the underlying equity at maturity, the value of the shares you recieve is expected to be significantly less than the principal amount of the Notes or may have no value at all.

•

Higher coupon rates are generally associated with a greater risk of loss - Greater expected volatility with respect to the Note’s underlying equity reflects a higher expectation as of the trade date that the price of the underlying equity could close below its trigger price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, the underlying equity’s volatility can change significantly over the term of the Notes and the price of the underlying equity for your Note could fall sharply, which could result in a significant loss of principal.

•

The contingent repayment of your principal applies only at maturity - You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the underlying equity price is above the trigger price.

•

Your return on the Notes is expected to be limited to the coupons paid on the Notes - You will not participate in any appreciation of the underlying equity from the trade date to the final valuation date and your return is expected to be limited to the coupon payments. If the closing price of the underlying equity on the final valuation date is greater than or equal to the trigger price, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying equity even though you risked being subject to the decline in the price of the underlying equity. If the closing price of the underlying equity on the final valuation date is less than the trigger price, UBS will deliver to you shares of the underlying equity at maturity which will be worth less than the trigger price as of the final valuation date and are unlikely to be worth more than the principal amount as of the maturity date. Therefore, your return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying equity.

•

Credit risk of UBS - The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

•

Market risk - The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and (i) in the case of common stock or American depositary shares, its issuer ("underlying equity issuer") or (ii) in the case of an exchange traded fund, the securities, futures contracts or physical commodities constituting the assets of that underlying equity. These factors include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying equity issuer and the underlying equity for your Notes. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

•	Fair value considerations.
•

The issue price you pay for the Notes exceeds their estimated initial value - The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this final terms supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.

•

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value - The value of your Notes at any time will vary based on many factors, including the factors described above and in “Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

•

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date - We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to pricing the Notes on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

•	Limited or no secondary market and secondary market price considerations.
•

There may be little or no secondary market for the Notes - The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

•

The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements - For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets for the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

•

Price of Notes prior to maturity - The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.

•

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices - All other things being equal, the use of the internal funding rates described above under “- Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

•

Owning the Notes is not the same as owning the underlying equity - The return on your Notes may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity, and you will not participate in any appreciation of the underlying equity, over the term of the Notes. Furthermore, the underlying equity may appreciate substantially during the term of your Notes and you will not participate in such appreciation.

•

No assurance that the investment view implicit in the Notes will be successful - It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the underlying equity price will not rise by more than the coupons paid on the Notes or will not close below the trigger price on the final valuation date. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

•

There is no affiliation between the underlying equity issuer, or for Notes linked to exchange traded funds, the issuers of the constituent stocks comprising the underlying equity (the "underlying equity constituent stock issuers"), and UBS, and UBS is not responsible for any disclosure by such issuer(s) - We are not affiliated with the underlying equity issuer or, if applicable, any underlying equity constituent stock issuers. However, we and our affiliates may currently or from time to time in the future engage in business with such issuer(s). Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about such issuer(s). You, as an investor in the Notes, should make your own investigation into the underlying equity issuer or, if applicable, each underlying equity constituent stock issuer. Neither the underlying equity issuer nor any underlying equity constituent stock issuer is involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. Such issuer(s) have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

•

The calculation agent can make adjustments that affect the payment to you at maturity - The calculation agent may adjust the amount payable at maturity by adjusting the trigger price and the number of shares of the underlying equity that may be delivered for certain corporate events affecting the underlying equity, such as stock splits and stock dividends, and certain other actions involving the underlying equity. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying equity. If an event occurs that does not require the calculation agent to adjust the trigger price and the number of shares of the underlying equity that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected. In the case of common stock or American depositary shares, following certain corporate events relating to the issuer of the underlying equity where the issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock or American depositary shares of a successor to the underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. Additionally, if the issuer of the underlying equity becomes subject to (i) a reorganization event whereby the underlying equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock or American depositary shares issued by another company. In the case of an exchange traded fund, following a delisting or discontinuance of the underlying equity, the amount you receive at maturity may be based on a share of another exchange traded fund.The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes - Antidilution Adjustments” beginning on page PS-30 of the Trigger Yield Optimization Notes product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity UBS will pay you an amount in cash equal to your principal amount, unless the final price of the underlying equity is below the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

•

The value of the underlying equity may not completely track the value of the securities, futures contracts or physical commodities in which such exchange traded fund invests – Although the trading characteristics and valuations of the underlying equity will usually mirror the characteristics and valuations of the securities, futures contracts or physical commodities in which such exchange traded fund invests, its value may not completely track the value of such securities, futures contracts or physical commodities. The value of the underlying equity will reflect transaction costs and fees that the securities, futures contracts or physical commodities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

•

Fluctuation of NAV – The net asset value (the "NAV") of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities, futures contracts or physical commodities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

•

Failure of the underlying equity to track the level of the underlying index – While the underlying equity is designed and intended to track the level of a specific index (an "underlying index"), various factors, including fees and other transaction costs, will prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity will not be equal to the performance of its underlying index during the term of the Notes.

•

Potential UBS impact on the market price of the underlying equity - Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the market price of the underlying equity and, therefore, the market value of your Notes.

•

Potential conflict of interest - UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the final price is below the trigger price and accordingly the payment at maturity on your Notes. The calculation agent may also postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date and may make adjustments to the trigger price, the number of shares of the underlying equity that may be delivered to you and the underlying equity itself for certain corporate events affecting the underlying equity. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-30 of the Trigger Yield Optimization Notes product supplement. As UBS determines the economic terms of the Notes, including the coupon rate and trigger price, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

•

Potentially inconsistent research, opinions or recommendations by UBS - UBS and its affiliates may publish research or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes, and which may be revised without notice. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may influence the value of the Notes.

•

Dealer incentives - UBS and its affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes which may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation of 1.0% per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

•

Uncertain tax treatment - Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the sections entitled "What are the Tax Consequences of the Notes?" in the prospectus supplement and “Supplemental U.S. Tax Considerations ” beginning on page PS-44 of the Trigger Yield Optimization Notes product supplement and consult your tax advisor about your tax situation.

•

Medium, Small and Micro-Capitalization Risks - The Securities are linked to the Market Vectors® Junior Gold Miners ETF ("GDXJ Fund") and are subject to risks associated with small-capitalization companies. The GDXJ Fund may invest in companies that may be considered Medium, Small and Micro-capitalization companies, as applicable. These companies often have greater stock price volatility, lower trading volume and less liquidity than large?capitalization companies and therefore the respective fund's share price may be more volatile than that of funds that invest a larger percentage of their assets in stocks issued by large?capitalization companies. Stock prices of Medium, Small and Micro-capitalization companies are also more vulnerable than those of large?capitalization companies to adverse business and economic developments, and the stocks of Medium, Small and Micro-capitalization companies may be thinly traded, making it difficult for the relevant fund to buy and sell them. In addition, Medium, Small and Micro-capitalization companies are typically less stable financially than large?capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Medium, Small and Micro-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large?capitalization companies and are more susceptible to adverse developments related to their products.

•

The GDXJ Fund does not measure the performance of gold bullion - The GDXJ Fund measures the performance of shares of gold and silver mining companies and not gold bullion. Therefore the GDXJ Fund may under- or over-perform gold bullion over the short-term or the long-term.

•

There are risks associated with currency exchange rates - The Market Vectors® Junior Gold Miners ETF ("GDXJ Fund") invest in securities that are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Securities linked to the GDXJ Fund will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the GDXJ Fund may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor's net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. security in the portfolios of the GDXJ Fund. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of securities in which the GDXJ Fund invests will be adversely affected and the value of the Securities may decrease.

•

There are risks associated with investments in securities with concentration in the gold and silver mining industry - The stocks comprising the Market Vectors Global Junior Gold Miners Index and that are generally tracked by the Market Vectors® Junior Gold Miners ETF (''GDXJ Fund'') are stocks of companies primarily engaged in the mining of gold or silver. The shares of the GDXJ Fund may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the GDXJ Fund primarily invests in a global universe of publicly traded small and medium-capitalization companies that are involved in the gold and silver mining industries, the shares of the GDXJ Fund, and the value of Securities linked to the GDXJ Fund, are subject to certain risks associated with such companies. Gold mining companies are highly dependent on the price of gold and subject to competition pressures that may have a significant effect on their financial condition. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Silver mining companies are highly dependent on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries.

•

There are risks associated with non-U.S. securities - The Securities linked to the GDXJ Fund are subject to risks associated with non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

Information about the Underlying Equity

All disclosures regarding the underlying equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity. You should make your own investigation into the underlying equity.

The underlying equity will be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Market Vectors® Junior Gold Miners ETF

We have derived all information contained in this free writing prospectus regarding the Market Vectors® Junior Gold Miners ETF (the "GDXJ Fund") from publicly available information. Such information reflects the policies of, and is subject to change by the Market Vectors ETF Trust (the "Trust"), Van Eck Securities Corporation, and Van Eck Associates Corporation ("Van Eck"). Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the GDXJ Fund.

The GDXJ Fund is an investment portfolio maintained and managed by the Trust and advised by Van Eck. The Trust is a registered open-end investment company that consists of numerous separate investment portfolios, including the GDXJ Fund. The GDXJ Fund seeks to replicate the performance of the Market Vectors® Global Junior Gold Miners Index (the "Index") by investing in a portfolio of securities that generally replicates the Index. The Index provides exposure to a global universe of publicly traded micro, small and medium-capitalization companies that generate at least 50% of their revenues from (or, in certain circumstances, have at least 50% of their assets related to) gold and/or silver mining or hold real property that has the potential to produce at least 50% of the company's revenue from gold or silver mining when developed. The GDXJ Fund is passively managed and may not hold each Index component in the same weighting as the Index. The GDXJ Fund is classified as a "non-diversified" investment company under the Investment Company Act of 1940. The GDXJ Fund may also utilize convertible securities and participation notes to seek performance that corresponds to the Junior Gold Miners Index. The GDXJ Fund may concentrate its investments in a particular industry or group of industries to the extent that the Index concentrates in an industry or group of industries.

As of March 31, 2014, the net expense ratio of the GDXJ Fund is expected to accrue at an annual rate of 0.55% of the GDXJ Fund's daily net asset value. Expenses of the GDXJ Fund reduce the net value of the assets held by the GDXJ Fund and, therefore, reduce value of the shares of the GDXJ Fund.

As of March 31, 2014, the GDXJ Fund's five largest company holdings include: Primero Mining Corp. (5.34%), SEMAFO Inc. (4.67%), Silver Standard Resources Inc. (4.31%), Argonaut Gold Inc. (3.95%) and OceanaGold Corporation (3.66%).

In making your investment decision you should review the prospectus along with the supplement to the prospectus related to the GDXJ Fund, dated May 1, 2013 and June 10, 2013, respectively, filed by the Trust (''the GDXJ Fund Prospectus'') available at:

http://www.sec.gov/Archives/edgar/data/1137360/000093041313002680/c73608_497.htm

and

http://www.sec.gov/Archives/edgar/data/1137360/000093041313003331/c74092_497.htm

In addition, the GDXJ Fund Prospectus is available on GDXJ Fund's website as indicated below. In making your investment decision you should pay particular attention to the sections of the GDXJ Fund Prospectus entitled "Principal Risks of Investing in the Fund" and ''Additional Information About the Funds' Investment Strategies and Risks." UBS has not undertaken an independent review or due diligence of any publicly available information regarding the GDXJ Fund Prospectus.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus.

Information filed by Market Vectors® Junior Gold Miners ETF with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable, can be found by reference to its SEC file number: 333-123257 and 811-10325. The GDXJ Fund's website is http://www.vaneck.com/funds/GDXJ.aspx. Shares of the GDXJ Fund are listed on the NYSE Arca under ticker symbol "GDXJ."

Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the GDXJ Fund. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the GDXJ Fund.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this final terms supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for GDXJ Fund's shares, based on daily closing prices on the primary exchange for GDXJ Fund. We obtained the closing prices below from Bloomberg Professional service (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. GDXJ Fund's closing price on June 19, 2014 was $43.07. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close

11/11/2009	12/31/2009	$117.24	$98.64	$102.96

01/04/2010	03/31/2010	$113.92	$87.76	$102.88

04/01/2010	06/30/2010	$122.40	$100.32	$109.04

07/01/2010	09/30/2010	$137.04	$101.52	$133.60

10/01/2010	12/31/2010	$175.76	$133.36	$159.56

01/03/2011	03/31/2011	$159.88	$133.00	$156.88

04/01/2011	06/30/2011	$169.40	$129.12	$137.92

07/01/2011	09/30/2011	$156.72	$112.24	$112.60

10/03/2011	12/30/2011	$133.12	$92.04	$98.80

01/03/2012	03/30/2012	$120.76	$95.96	$98.20

04/02/2012	06/29/2012	$99.84	$71.52	$76.68

07/02/2012	09/28/2012	$101.84	$71.72	$98.88

10/01/2012	12/31/2012	$100.60	$77.04	$79.20

01/02/2013	03/28/2013	$82.44	$60.24	$66.96

04/01/2013	06/28/2013	$65.56	$33.04	$36.64

07/01/2013	09/30/2013	$52.46	$34.26	$40.74

10/01/2013	12/31/2013	$41.48	$28.85	$31.05

01/02/2014	03/31/2014	$44.83	$31.09	$36.13

04/01/2014*	06/18/2014*	$40.31	$33.10	$40.31

* As of the date of this final terms supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through June 18, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of GDXJ Fund's shares for the period indicated, based on information from Bloomberg. The solid line represents the trigger price of $30.15, which is equal to 70.00% of the closing price on June 19, 2014. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the "Agents," and the Agents have agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this final terms supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

Conflicts of Interest - Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a "conflict of interest" in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation - The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 1 month after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks - Fair value considerations” and “Key Risks - Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this final terms supplement.